Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement of Superfund Gold, L.P. on Form S-1 of our report dated June 6, 2008, related to the statements of financial condition of Superfund Gold, L.P. — Series A and Series B, and of our report dated March 28, 2008, related to the statement of financial condition of Superfund Capital Management, Inc., both appearing in the Prospectus and Disclosure Document, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus and Disclosure Document.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
June 12, 2008